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                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

TO:      EACH OF THE PERSONS NAMED ON SCHEDULE A TO THIS LETTER
         (each such person a "Seller" and, collectively, the "Sellers")

         In consideration of Corinthian Colleges, Inc. ("Parent") and Corinthian Canada Acquisition Inc. (the "Offeror") entering into a support agreement (the "Support Agreement") dated the date hereof with CDI Education Corporation (the "Company"), and agreeing to make a public offer for all the Common Shares (the "Common Shares") of the Company (the "Offer") on the terms and conditions outlined in the Support Agreement, each Seller agrees to: (i) support the Offer and (ii) irrevocably deposit under the Offer such Common Shares listed on Schedule A beside such Seller's name and any Common Shares which may be issued on the exercise of all options (the "Options") listed on Schedule A beside such Seller's name, other than Options that the Seller has agreed to tender for cancellation, or the shares (the "Holdco Shares") of 2020584 Ontario Limited holding such Common Shares under the Holdco Alternative (defined below) (Common Shares listed on Schedule A and Common Shares issuable on the exercise of the Options listed on Schedule A, other than Options that the Seller has agreed to tender for cancellation, hereinafter collectively referred to as the "Subject Shares"), all on the terms and conditions of this letter agreement.

         The terms of the Offer are set out in the Support Agreement, and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Support Agreement.

1.       OFFER FOR SECURITIES OF THE COMPANY

         The Offeror will make, on the terms and conditions outlined in the Support Agreement, the Offer. The Offer will be made to the holders of all the issued and outstanding Common Shares on the basis of Cdn $4.33 in cash per Common Share. The Offer shall not be subject to any conditions except the conditions set out on Schedule B.

         The Offer will be made in accordance with applicable Canadian securities legislation in all Canadian jurisdictions where registered shareholders ("Shareholders") of the Company are located and will be open for acceptance until a time that is not earlier than 12:01 a.m. (local time) on the 36th day after the day that the Offer is mailed to Shareholders (the "Mailing Date"), subject to the right of the Offeror to extend the period during which Common Shares may be deposited under the Offer (as it may be amended, the "Expiry Time"). Subject to subsections 1.1(g), 1.2(b) and 1.2(d) of the Support Agreement, the Offeror will mail the Offer and accompanying take-over bid circular, related letter(s) of transmittal and notice(s) of guaranteed delivery (such documents, together with the Offer, being referred to herein as the "Bid Circular") as soon as reasonably practicable and in any event no later than 11:59 p.m. (Toronto time) on July 13, 2003 ("Latest Mailing Date"); provided, however, that if the mailing of the Bid Circular is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to mail the Offer then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, then the Latest Mailing Date shall be extended for a period ending on the earlier of: (i) 11:59 p.m. (Toronto time) on August 12, 2003 and (ii) the

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tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable

         If the Offeror increases the value of the consideration for the Common Shares under the Offer, the Offeror shall pay such increased consideration to each holder whose Common Shares are taken up by the Offeror under the Offer, including the Sellers.

2.       AGREEMENT TO TENDER

         (a) This Agreement when signed and delivered by each Seller to Parent and the Offeror will constitute the agreement of each Seller, among other things, to irrevocably accept the Offer and validly to tender and cause to be tendered and to cause all acts and things to be done to tender the Subject Shares owned by such Seller (or Holdco Shares) under the Offer on the terms and conditions set out herein.

         (b) Each Seller agrees that if the Offeror makes the Offer containing no conditions other than the conditions set out in Schedule B, such Seller shall, unless such Seller is a corporation and has elected the Holdco Alternative and has delivered to the Offeror an executed Share Purchase Agreement (as defined below), within 5 days of the mailing of the Bid Circular, (i) deposit or cause to be deposited with the depositary under the Offer (the "Depositary") all of the Subject Shares (other than the Subject Shares issuable upon the exercise of Options which shall be deposited as described in clause (ii) hereof) and (ii) deposit or cause to be deposited any Common Shares issuable upon exercise of all Options, other than Options that the Seller has agreed to tender for cancellation, by providing the Depositary/Transfer Agent and the Offeror with an irrevocable direction and authority to exercise all such Options and tender the Subject Shares issuable upon the exercise thereof to the Offer, and arrange with the Company for payment of such exercise price, upon receipt by the Depositary/Transfer Agent of notice from the Offeror that it is taking up the Common Shares tendered to the Offer in accordance with the terms of the Offer and thereafter, except as may be expressly permitted by this Agreement, such Seller shall not withdraw or permit the Subject Shares or any Holdco Shares deposited under the Offer, to be withdrawn from the Offer. A Seller may effect the deposit of the Subject Shares under the Offer by depositing the Holdco Shares in accordance with the Holdco Alternative (defined below). Except as provided otherwise in the Holdco Alternative (defined below), provided that all conditions of the Offer have been satisfied or waived, the Offeror will take up and pay for the Subject Shares deposited under the Offer as soon as reasonably possible and in any event not later than three business days following the time at which it becomes entitled to take up such Common Shares under the Offer pursuant to applicable Laws.

         (c) The Offeror will offer to allow holding companies to deposit Common Shares under the Offer in accordance with the terms set out on Schedule C (the "Holdco Alternative"). The Offeror agrees to make the Holdco Alternative available to the Sellers in respect of all of the Common Shares held by 2020584 Ontario Limited subject to the execution by Bruce McKelvey, Golconda Inc., Desmond Soye and Doug Morley (collectively, the "Holdco Sellers") of a share purchase agreement

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                  (the "Share Purchase Agreement"), substantially in the form attached hereto as Schedule D. The Offeror will take up and pay for the Holdco Shares deposited under the Offer pursuant to the Holdco Alternative for identical consideration as if the Common Shares held by such Holdco were deposited directly to the Offer. If Subject Shares are sold pursuant to the Holdco Alternative, the definition of "Subject Shares" and "Seller" shall, unless the context otherwise requires, include the Holdco Shares and the Holdco Sellers, respectively. If the conditions to the Offer are satisfied or waived, the Holdco Sellers shall pay $25,000 in reimbursement of out-of-pocket costs and expenses incurred by the Offeror and Parent in connection with the purchase of 2020584 Ontario Limited For greater certainty, in the event that the Holdco Alternative is not completed, the Subject Shares held by 2020584 Ontario Limited shall be tendered to the Offer directly and the parties hereto shall execute and deliver an amended and restated Indemnity Agreement pursuant to which 2020584 Ontario Limited shall replace Golconda Inc. as a party and an indemnitor thereunder and the parties shall make all such consequential amendments as are necessary to give effect to this change. The parties agree that the shares of 1234512 Ontario Inc. will not be eligible for the Holdco Alternative.

         (d) For greater certainty, for the purposes of this Agreement, the term "Subject Shares" shall refer to all the Common Shares which the Sellers are required to tender under the Offer pursuant to the terms of this Agreement and shall include all shares or other securities which the Subject Shares may be converted into, exchanged for or otherwise changed into pursuant to any merger, reorganization, amalgamation or other business combination involving the Company prior to the acquisition of the Subject Shares by the Offeror, and shall also include any and all distributions of cash, securities or other property made on such Common Shares on or after the date hereof.

         (e) In furtherance of the transactions contemplated by this Agreement, each Seller hereby agrees to instruct the Company to direct its transfer agent to place a stop transfer order on the Subject Shares other than in connection with the Offer and not to amend, terminate or waive any of the terms of such stop transfer order (other than to permit the transfer of the Subject Shares to the Offeror) during the term of this Agreement. Each Seller also agrees that any Options held by such Seller that are not exercised in accordance with Section 2(b) will be cancelled upon the Offeror taking up and paying for at least 66 2/3% of the outstanding Shares (directly or indirectly) on a fully-diluted basis.

3.       COVENANTS OF THE SELLERS

3.1 Each Seller agrees that during the period commencing on the date hereof and continuing until the earlier of (i) the expiry or termination of the Offer (as extended, if applicable) and (ii) the withdrawal of the Subject Shares (or the Holdco Shares) held by such Seller from the Offer as permitted by this Agreement:

         (a)      (i)      it or he will not take and shall not authorize or
                           permit any investment banker, financial advisor, attorney, accountant or any other representative retained by it or him to take any action of any kind which may in any way

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                                     - 4 -

                           adversely affect the success of the Offer or the purchase of any Common Shares under the Offer or the completion of the Offer;

                  (ii) it or he will immediately cease and cause to be terminated any existing discussions with any parties (other than the Offeror) with respect to any Acquisition Proposal (as defined below); and

                  (iii) it or he will not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise make, solicit, initiate or encourage inquiries from or submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever (including any of its officers or employees) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of any equity interest (including the Common Shares) or of all or a material portion, on a consolidated basis, of the assets of the Company or any person, company, partnership, joint venture or other business organization in which the Company has an interest (the "Subsidiaries") or other similar transaction or business combination involving the Company or any of its Subsidiaries (any such foregoing inquiries or proposals, an "Acquisition Proposal"), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

                  provided, however, that the foregoing shall not prevent a Seller who is a director, officer or employee of the Company or any of its Subsidiaries from doing any act or thing that he properly is obliged to do in such capacity including, without limitation, responding in his capacity as a director to any unsolicited bona fide written Acquisition Proposal (i) that is not subject to a financing contingency and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all Common Shares; (ii) that does not otherwise result from a breach of this subsection 3(a) or a breach of the Support Agreement; and (iii) that the Board of Directors has determined in good faith (after consultation with its financial advisors and with outside counsel) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal and, would, if consummated in accordance with its terms as proposed, result in a transaction which is more favorable to Shareholders from a financial point of view than the Offer (a "Superior Proposal").

                  For greater certainty, each such Seller acknowledges that the proviso to this subsection 3(a) shall not affect such Seller's obligation to tender (and, except as permitted by this Agreement, not withdraw) the Subject Shares (or the Holdco Shares) to the Offer pursuant to the terms and conditions of this Agreement.

                  If any Seller receives any Acquisition Proposal (including an offer or invitation to enter into discussions), except where the Company has already done so, such Seller will immediately notify the Offeror in writing and provide to the Offeror all

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                  relevant details relating thereto, including, without
                  limitation, the price proposed to be paid in connection with such Acquisition Proposal or offer, the form of consideration to be paid and the identity of the proponent;

         (b) it or he will use its or his reasonable best efforts in its or his capacity as a shareholder of the Company to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to consummate the transactions contemplated by this Agreement and the Offer, including using its or his reasonable best efforts to (i) support the Offer; (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained by such Seller under any applicable Law with respect to this Agreement or the Offer; (iii) lift or rescind any injunction or restraining order or other order adversely affecting such Seller's ability to consummate the transactions contemplated hereby or by the Offer; and (iv) fulfil all conditions and satisfy all provisions of this Agreement and the Offer applicable to such Seller; provided, however, that the foregoing shall not prevent a Seller who is a director, officer or employee of the Company or any of its Subsidiaries from doing any act or thing that he properly is obliged to do in such capacity, subject to compliance with the Support Agreement;

         (c) it or he will exercise the voting rights attaching to the Subject Shares and otherwise use its or his best efforts in its or his capacity as a securityholder to oppose any proposed action by the Company, its shareholders, any of its Subsidiaries or any other person: (i) in respect of any amalgamation, merger, sale of the Company's or its affiliates' or associates' assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) which might reasonably be regarded as being directed towards or likely to prevent or delay the take up and payment of the Subject Shares deposited under the Offer or the successful completion of the Offer, or (iii) which could result in a Material Adverse Effect. In connection therewith, each Seller hereby appoints Parent as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest), subject to Section 6, for and on its or his behalf to execute a proxy appointing such person designated by Parent to attend and act on behalf of such Seller at any meeting of the Company in respect of any of the matters referred to in this subsection 3(c) and to act on behalf of such Seller on every action or approval by written consent of the shareholders of the Company in respect of such matters, and if pursuant to this power of attorney Parent has executed and not revoked a proxy in respect of such a meeting, which proxy has been accepted by the Company, then in such circumstances such Seller shall not be responsible for voting under this subsection 3(c). Parent shall advise such Seller upon executing any proxies in respect of such Seller;

         (d) in the event that the Board of Directors implements a shareholders' rights plan, the Sellers shall forthwith exercise their rights as shareholders and requisition a meeting of shareholders of the Company to be held at the earliest possible meeting date after such requisition, and take such other steps as may be necessary to cause such meeting to be held, to consider the termination of the shareholders'

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                                     - 6 -

                  rights plan and, subject to subsection 3(c), shall vote to terminate such shareholders' rights plan;

         (e) it or he will not grant or agree to grant any proxy or other right to the Subject Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind with respect to the Subject Shares, other than to the Parent or the Offeror pursuant to the provisions hereof;

         (f) it or he will not sell, transfer, pledge, encumber, grant a security interest in, hypothecate, encumber or otherwise convey or grant an option over any Subject Shares (or any right or interest therein (legal or equitable)) held by it or him to any person, entity or group or agree to do any of the foregoing;

         (g) except as required by applicable Law, it or he will not, prior to the public announcement by the Offeror of the terms of the Offer, directly or indirectly, disclose to any person, firm or corporation (other than the Company and the financial and legal advisors of the Sellers and the Company) the existence of the terms and conditions of this Agreement, or the possibility of the Offer being made or any terms or conditions or other information concerning any possible offer to be made for Common Shares;

         (h) it or he will promptly advise the Offeror orally and in writing of any Material Adverse Effect or any event, condition, change or development with respect to the Company which could reasonably be expected to cause the conditions to the Offer not to be satisfied, known or that becomes known to such Seller;

         (i) it or he will not purchase or obtain or enter into any agreement or right to purchase any additional Common Shares other than in accordance with the provisions hereof;

         (j) it or he will not sell, transfer, pledge, hypothecate, encumber, grant a security interest in or otherwise convey any of the Convertible Debentures issued to it or him;

         (k) it or he will take all such steps as are required to ensure that at the time at which the Offeror becomes entitled to take up and pay for Common Shares pursuant to the Offer, and at the time at which the Offeror so takes up and pays for such Common Shares, the Subject Shares held by such Seller will be owned beneficially and of record by such Seller with a good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges and encumbrances of any nature or kind whatsoever, and will not be subject to any shareholders' agreements, voting trust or similar agreements or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting the Subject Shares or the ability of any holder thereof to exercise all ownership rights thereto, including the voting of any such shares (collectively, "Encumbrances"); and

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         (l)      a Seller employed by the Company agrees that at the time at which the Offeror takes up and pays for Common Shares, he shall resign as a director if requested by the Parent and shall forthwith thereafter resign from employment with the Company and its Subsidiaries at the request of the Parent and shall execute a full and final release of all and any employment claims (including claims for vacation, severance, change of control or termination pay) that such Seller may have except for salary and other benefits accrued and unpaid to the date of such request, provided that for greater certainty, conditional upon completion of the Offer, the Seller shall not be entitled to and hereby waives any right that he may have to vacation, severance, change of control or termination pay from the Company.

3.2 In the event that a Seller converts any Convertible Debentures, such Seller agrees to forthwith irrevocably deposit under the Offer all Common Shares issued upon the conversion of such Convertible Debentures.

3.3 The Sellers shall deliver to the Offeror and Parent, not more that seven hours before the Expiry Time, a certificate confirming that at the Expiry Time (i) the representations and warranties of the Sellers are true and correct in all material respects; and (ii) all of the covenants and obligations of the Sellers under this Agreement have been performed or complied with in all material respects.

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1      (a)      Each Seller by its or his acceptance hereof jointly and
                  severally represents and warrants as follows and acknowledges that Parent and the Offeror are relying upon such representations and warranties in connection with the entering into of this Agreement and the purchase by the Offeror of the Subject Shares:

                  (i) such Seller is the beneficial owner of the Subject Shares and is the registered owner of such Subject Shares;

                  (ii) (A) such Seller has the sole right to sell and vote (to the extent permitted by the attributes of such shares or pursuant to applicable Law), all the Subject Shares now held or hereafter acquired by it or him and (B) all the Subject Shares held by such Seller will, at the time at which the Offeror takes up and pays for such shares, be beneficially owned by such Seller with a good and marketable title thereto, free and clear of any and all Encumbrances and are and will at such time be issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

                  (iii) no person, firm or corporation has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Shares owned by it or him or any interest therein or right thereto, except the Offeror pursuant hereto;

                  (iv) none of the execution and delivery by such Seller of this Agreement or the completion of the transactions contemplated hereby or the compliance by such Seller with its or his obligations hereunder will result in a breach of:

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                                     - 8 -

                           (A) if such Seller is a corporation, the constating documents of such Seller; (B) any agreement or instrument to which such Seller is a party or by which such Seller or any of its or his property or assets (other than the Subject Shares) are bound; (C) any judgment, decree, order or award of any court, governmental body or arbitrator; or (D) any applicable Law;

                  (v) each Seller covenants and agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to obtain the discharge of any and all Encumbrances so that such Seller will be in compliance with the provisions of subsection 3(k);

                  (vi) if a corporation, such Seller is a validly subsisting corporation and has all necessary corporate power and authority to execute and deliver the agreement resulting from its acceptance hereof and to perform its obligations hereunder;

                  (vii) this Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller enforceable against it or him in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

                  (viii) (A) the only securities of the Company beneficially owned, directly or indirectly, by such Seller are those listed on Schedule A hereto beside such Seller's name, (B) other than the Convertible Debentures listed on Schedule A and the Options listed on Schedule A hereto beside such Seller's name, such Seller has no agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by such Seller or transfer to such Seller of additional securities of the Company;

                  (ix) other than as a holder of the Subject Shares, Options and Convertible Debentures set out on Schedule A, such Seller has no indebtedness, liability or obligation to the Company or any claims against the Company, and the Company is not indebted or otherwise obligated to such Seller other than in connection with the Convertible Debentures and to fulfil its contractual obligations as an employer in accordance with the terms of the employment contract between the Company and such Seller disclosed to the Parent. No past or present holder of Common Shares has any claim outstanding against the past or present directors of the Company or the Company in connection with the treatment of the Company in any related party transaction with the Sellers or their associates and affiliated corporations and the Sellers have no reason to believe that there are any facts which would substantiate any such claims;

                  (x) such Seller has no claim against the Company or any of its Subsidiaries at the date of this Agreement and will not have any claim against the

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                                     - 9 -

                           Company or any of its Subsidiaries by reason of the entering into of this Agreement; and

                  (xi) such Seller has not purchased any Common Shares in the last six months.

         (b) the Sellers further represent that all of the representations and warranties of the Company set forth in Schedule B to the Support Agreement (and which are incorporated herein by reference) are true and correct.

4.2      SURVIVAL

         The representations and warranties of the Sellers shall survive the purchase of the Subject Shares and shall expire on the second anniversary from the date that the Offeror takes up and pays for the Subject Shares. For greater certainty, the representations and warranties in section 4.1(b) shall survive the completion of the Offer notwithstanding the termination of the Support Agreement and the representations and warranties thereunder. Notwithstanding the foregoing, any claim, demand, action, cause of action, damage, loss, cost, liability or expense which is based on title to the Subject Shares, intentional misrepresentation or fraud may be brought at any time.

4.3      INDEMNIFICATION

         Contemporaneously with the entering into of this Agreement, Bruce McKelvey, Golconda Inc. and 1234512 Ontario Inc. shall enter into an indemnity agreement with Parent, the Company and the Offeror.

5.       REPRESENTATIONS AND WARRANTIES OF PARENT AND THE OFFEROR

         Parent and the Offeror jointly and severally represent and warrant as follows and acknowledge that the Sellers are relying upon such representations and warranties in connection with the sale to the Offeror of the Subject Shares:

         (a) Parent is a company organized and existing under the laws of the State of Delaware. The Offeror is a company organized and existing under the OBCA and each of Parent and the Offeror has full corporate or legal power and authority to own its assets and conduct its business as currently owned and conducted. All of the outstanding shares of the Offeror are owned, directly or indirectly, by Parent;

         (b) each of Parent and the Offeror has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and the Offeror and the consummation by Parent and the Offeror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of each of Parent and the Offeror, and no other proceedings on the part of either Parent or the Offeror are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Parent and the Offeror and constitutes a valid and binding obligation of each of Parent and the Offeror, enforceable against Parent and the Offeror in accordance with its terms;

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                                     - 10 -

         (c) the execution and delivery by each of Parent and the Offeror of this Agreement and performance by each of Parent and the Offeror of its respective obligations hereunder and the completion of the Offer, will not be in breach of: either of Parents or the Offeror's constating documents; any judgment, decree, order, or award of any court, governmental body or arbitrator; or any applicable Law; and

         (d) the Offeror has made adequate arrangements to ensure that the required funds are available to effect payment in full for all of the Common Shares acquired pursuant to the Offer;

6.       TERMINATION DATE; EXTENSIONS

         6.1      This Agreement may be terminated by notice in writing:

         (a) at any time by mutual consent of Parent, the Offeror and the Sellers;

         (b) by any Seller after the 90th day after the Offer is commenced if the Offeror has not taken up and paid for all Common Shares deposited under the Offer unless the failure of the Offeror to take up and pay for the Common Shares arises as a result of the breach by a Seller or the Company of any material covenant or obligation under this Agreement or the Support Agreement, respectively, or as a result of any representation or warranty of a Seller or the Company in this Agreement or the Support Agreement, respectively, being untrue or incorrect; and provided, for certainty, that if the take up and payment by the Offeror for Common Shares deposited under the Offer is delayed by (i) an injunction or order of a court or regulatory authority of competent jurisdiction or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer or necessary for the Company to continue to carry on its business as currently conducted, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by any Seller pursuant to this subsection 6(b) until the earlier of (i) 120 days after the Offer is commenced, and (ii) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; and provided further, that if the Board of Directors implements a shareholders' right plan, then, this Agreement shall not be terminated by any Seller pursuant to this subsection 6(b) until the earlier of (iii) 180 days after the Offer is commenced and (iv) the tenth business day following the date on which such shareholders' rights plan is terminated;

         (c) by Parent or the Offeror if the Support Agreement is terminated;

         (d) by any Seller, Parent or the Offeror, if any representation or warranty of the other party under this Agreement is untrue or incorrect, or if not already qualified by a materiality concept, untrue or incorrect in any material respect, or if the other party breaches or is in default of any material covenant or obligation under this Agreement; provided that a Seller, Parent or the Offeror (as the case may be) delivers written notice to the party in default (as the case may be) of such breach, failure to perform or observe or default, and such breach, failure to perform or observe or default shall not have been cured by the party in default by the earlier of the Expiry Time or the close of business on the fifth business day following the giving of such notice;

         (e) by any Seller, if the Offer having expired and all of the conditions having been satisfied or waived, the Offeror has not taken up and paid for the Subject Shares pursuant to the Offer as required under the terms of the Offer or applicable securities legislation; or

         (f) by Parent or the Offeror, at any time after the 45th day after the Offer is commenced if any condition of the Offer is not satisfied at the Expiry Time of the Offer and the Offeror elects not to waive such condition; provided, however, that if the condition which is not satisfied is either (i) the regulatory condition set forth in paragraph (b) of Schedule B hereto or (ii) the Investment Canada condition set forth in paragraph (c) of Schedule B hereto then this Agreement shall not be terminated by Parent or the Offeror pursuant to this subsection 6.1(f) until (A) the 60th day after the Offer is commenced in the event that the unsatisfied condition is the regulatory condition set forth in paragraph (b) of Schedule B hereto or (B) the 45th day following a filing with the Department of Canadian Heritage under the Investment Canada Act (and applicable policies) in the event that the unsatisfied condition is the Investment Canada condition set forth in paragraph (c) of Schedule B hereto.

         6.2      Any such termination of this Agreement in accordance with
         Section 6.1 shall not prejudice the rights of a party as a result of any breach by any other party of its or his obligations hereunder. Upon termination of this Agreement, the Sellers shall be entitled to withdraw any of their Subject Shares deposited under the Offer.

7.       CHANGE IN NATURE OF TRANSACTION

         (a) If the Offeror and its counsel, and the Board of Directors and its counsel, agree that it is necessary or desirable to proceed with another form of transaction (an "Alternative Transaction") whereby following completion of such Alternative Transaction the Offeror would own or control 100% of the Common Shares or substantially all of the assets of the Company and its Subsidiaries, which Alternative Transaction would provide the holders of Common Shares with a net financial result at least equivalent to or better than the Offer, the Sellers shall support the completion of such Alternative Transaction;

         (b) If any Alternative Transaction involves a meeting or meetings of holders of securities of the Company, each Seller shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction;

         (c) Each Seller hereby appoints Parent as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest), subject to Section 6, to execute a proxy appointing such person designated by Parent to attend and act on behalf of such Seller at any meeting or meetings held in connection with such Alternative Transaction and to act on behalf of such Seller on every action or approval by written consent of the Company's shareholders in respect of such Alternative Transaction, and if pursuant to this power of attorney Parent has executed and not revoked a proxy in respect of a meeting, which proxy has been accepted by the Company, then in such circumstances such Seller shall not be responsible for voting under subsection 7(b). Parent shall advise a Seller upon executing any proxies in respect of such Seller;

         (d) In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to "Alternative Transaction" and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction; and

         (e) The Sellers shall not exercise any rights of dissent provided under the Business Corporations Act (Ontario) or otherwise in connection with any Alternative Transaction.

8.       NON-COMPETITION

         (a) Bruce McKelvey covenants and agrees with Parent and the Offeror that he shall not, for a period of four (4) years from the date that the Offeror takes up and pays for Common Shares, either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, whether as principal, agent, consultant, employee, shareholder (other than a holding of shares listed on a recognized stock exchange that does not exceed five percent (5%) of the outstanding shares so listed), or in any other manner, whatsoever, directly or indirectly, within Canada or in respect of Canada, carry on or be engaged in, or be interested in the provision of private, post-secondary and corporate integrated learning solutions education and training (the "Business") or advise, invest, lend money to, guarantee the debts or obligations of any person, firm, association, syndicate, company or corporation engaged in or concerned with or interested in the Business;

         (b) Bruce McKelvey specifically acknowledges that the Offeror in agreeing to make the Offer to purchase the Subject Shares has relied on his covenants of non-competition as set forth herein and therefore, specifically acknowledges and agrees that breach of the terms of this provision by him would cause Parent and the Offeror irreparable harm not compensable in damages. Bruce McKelvey further acknowledges and agrees that it is essential to the effective enforcement of this provision that Parent and the Offeror be entitled to the remedy of an injunction without being required to show irreparable harm.

         (c) If a court of competent jurisdiction would otherwise determine all or any portion of this provision to be invalid or unenforceable in the circumstances, the portion which would otherwise be held invalid or unenforceable shall, automatically and without further act on the part of the Offeror or Parent, but only as regards those matters before the said court, be reduced in scope or duration of time to such an extent that the said court would hold the same to be enforceable in the circumstances before the said court.

9.       GENERAL

         (a) The Offeror acknowledges and agrees that the covenants, representations and warranties of the Sellers made in this Agreement are made by the Sellers solely in their capacity as a holder of Common Shares, and not in any other capacity including the Sellers' or its agent's or representative's capacity as an officer, director or employee of the Company.

         (b) All notices, requests, demands and other communications ("Notice") hereunder shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or if transmitted by facsimile or e-mail, to, in the case of the Seller, Attention Bruce McKelvey, Facsimile: 416-964-1059, e-mail: bruce.mckelvey@cdi.ca (with a copy to Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, P.O. Box 85, Toronto, Ontario, M5L 1B9 Attention: Rod Barrett, Facsimile:
                  (416) 861-0445, e-mail: rbarrett@tor.stikeman.com, and, in the case of the Offeror, and Parent, c/o Corinthian Colleges, Inc., 6 Hutton Centre Drive, Suite 400, Santa Ana, CA, 92707,
                  Attention: Stan Mortensen, SVP and General Counsel, Facsimile:
                  714-427-3013, e-mail: smortens@cci.edu (with a copy to Osler, Hoskin & Harcourt LLP, Box 50, 1 First Canadian Place, Toronto, Ontario, M5X 1B8 Attention: Christopher Murray,
                  Facsimile: (416) 862-6666), email: cmurray@osler.com or such other address as may be designated in writing hereafter, in the same manner, by such person. Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) unless actually received at the point of delivery after 4:00 p.m. in which case it shall be deemed to have been given and received on the next business day.

         (c) This Agreement and the agreements to be entered into pursuant to this Agreement set forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory between the Sellers, Parent and the Offeror other than as expressly set forth in this Agreement. This Agreement and the rights hereunder are not transferable or assignable by the Sellers, Parent or the Offeror without the prior written consent of the other and except that Parent and/or the Offeror may assign its rights and obligations under this Agreement to any affiliate thereof, but no such assignment shall relieve the assignor of its obligations hereunder.

         (d) If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

         (e) This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable herein.

         (f)      Time shall be of the essence of this Agreement.

         (g) This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

         (h) Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify the other party from and against any and all claims against it for "finder's" or "agency" fees relating to the transactions contemplated hereby.

         If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to Parent the enclosed duplicate original of this letter Agreement by facsimile.

                                             CORINTHIAN COLLEGES, INC.

                                             By: /s/ Dennis N. Beal
                                                 _______________________________
                                                 Name: Dennis N. Beal
                                                 Title: Executive Vice President

                                             CORINTHIAN CANADA ACQUISITION INC.

                                             By: /s/ Nolan A. Miura
                                                 _______________________________
                                                 Name: Nolan A. Miura
                                                 Title: Senior Vice President

                                             1234512 ONTARIO INC.

                                             By: /s/ Bruce McKelvey
                                                 _______________________________
                                                 Name:
                                                 Title:

                                             2020584 ONTARIO LIMITED

                                             By: /s/ Bruce McKelvey
                                                 _______________________________
                                                 Name:
                                                 Title:

SIGNED, SEALED & DELIVERED
In the presence of:

           (illegible)                              /s/ Bruce McKelvey
___________________________________         ____________________________________
             Witness                                   Bruce McKelvey

                                   SCHEDULE A

----------------------------------------------------------------------------------------
NAME                      NUMBER OF SHARES   NUMBER OF OPTIONS         DEBENTURES
----------------------------------------------------------------------------------------
1234512 Ontario Inc.      859,076            0                         $485,000
----------------------------------------------------------------------------------------
2020584 Ontario Limited   5,101,181          0                         0
----------------------------------------------------------------------------------------
Bruce McKelvey            300                65,613                    0
                                             (none of which are
                                             exercisable at or below
                                             $4.33 per share)
----------------------------------------------------------------------------------------

                                   SCHEDULE B

                             CONDITIONS OF THE OFFER

Subject to the provisions of the Agreement, the Offeror shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Shares and Holdco Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

         (a) there shall have been deposited under the Offer and not withdrawn (either directly or indirectly pursuant to the Holdco Alternative) at least 66 2/3% of the Shares outstanding on a fully diluted basis (the "MINIMUM TENDER CONDITION");

         (b) all government or regulatory consents or approvals required by law, policy or practice (other than as referred to in paragraph (c) below), including, without limitation, those of any provincial educational authorities, stock exchanges or other securities regulatory authorities, including a ruling which provides that subsection 97(2) of the Securities Act (Ontario) and the equivalent provisions of the securities laws of the other provinces and territories of Canada are not violated by the employment arrangements proposed for Company employees, shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

         (c) either (i) the Department of Canadian Heritage under the Investment Canada Act shall have confirmed in writing that a filing with the Department of Canadian Heritage under the Investment Canada Act (and applicable policies) is not required in respect of the Offer based on the undertakings of the Company, Parent and the Offeror to outsource the direct sale of textbooks by the Company to students (and the undertaking of the Company is satisfactory to Parent and the Offeror, acting reasonably); or (ii) there shall have been a determination by the Minister of Canadian Heritage under the Investment Canada Act that the acquisition of the Shares by the Offeror is of "net benefit to Canada", on terms and conditions satisfactory to the Offeror, in its sole discretion;

         (d) the Offeror shall have determined in its sole discretion that no act, action, suit or proceeding shall have been taken before or by any Governmental Authority (including, without limitation, any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in either case:

             - to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares and/or the Holdco Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares and/or the Holdco Shares; or

             - which, if the Offer were consummated, would reasonably be expected to have a Material Adverse Effect; or

             - which would prevent or materially delay the completion of the acquisition by the Offeror of the Shares pursuant to a Subsequent Acquisition Transaction;

         (e) the Offeror shall have determined in its sole discretion that there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares and/or Holdco Shares deposited under the Offer or completing any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction;

         (f) there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), affairs, assets, prospects, properties, condition (financial or otherwise), or liabilities (including contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licences, permits, rights or privileges, whether contractual or otherwise, or prospects of the Company or any of its Subsidiaries considered on a consolidated basis which, in the sole judgement of the Offeror, individually or in the aggregate, has or may have a material adverse effect either on the value of the Company or any of its Subsidiaries considered on a consolidated basis or on the value of the Shares to the Offeror;

         (g) the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company with any regulatory authority in Canada or elsewhere, including, without limitation, any annual report, financial statements, material change report, press release or management proxy circular or in any document so filed or released by the Company to the public;

         (h) the Board of Directors shall not have withdrawn any recommendation made by it that Shareholders accept the Offer or issued a recommendation in a manner that has substantially the same effect;

         (i) at the Expiry Time, all representations and warranties of the Company in this Agreement: (A) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects; and (B) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects unless the failure to be true or correct has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored);

         (j) at the Expiry Time, all representations and warranties of the Locked-up Shareholder in the Lock-up Agreement: (A) that are qualified by a reference to materiality shall be true and correct in all respects; and (B) that are not qualified by a reference to materiality shall be true and correct in all respects unless the failure to be true or correct has not had or would not reasonably be expected to have a material adverse effect;

         (k)      the Support Agreement shall not have been terminated;

         (l)      the Lock-up Agreement shall not have been terminated;

         (m) there shall not have occurred, developed or come into effect or existence any event, action, state, condition, terrorist event, war or financial occurrence of national or international consequence or any Law, action, inquiry or other occurrence of any nature whatsoever which adversely affects, or may adversely affect, the financial markets in Canada or the United States generally, or which materially adversely affects, or would reasonably be expected to materially adversely affect, the Company and its Subsidiaries (on a consolidated basis);

         (n) all outstanding options or other rights (except for rights pursuant to the Convertible Debentures and the Options) or entitlements granted to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full, or irrevocably released, terminated, surrendered or waived or otherwise dealt with by the holders thereof on terms and conditions satisfactory to the Offeror, in its sole discretion;

         (o) neither the Company nor the Offeror shall have received any notice (written or oral) from any Governmental Authority indicating that any School's license, permit, accreditation, approval or registration pursuant to (A) applicable vocational and/or career training legislation or (B) the federal or provincial Canada student loan program, will be suspended or revoked;

         (p) the Company shall have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time; and

         (q) the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers, to the effect that to the best of their knowledge, information and belief, after due inquiry,
                  (i) the representations and warranties of the Company in this Agreement are true and correct in all respects if qualified by a reference to Material Adverse Effect and if not qualified by a reference to Material Adverse Effect, are true and correct in all respects unless the failure to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored) as at the Expiry Time; and (ii) all of the covenants and obligations of the Company under the Support Agreement have been performed or complied with in all material respects.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in the Offeror's sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the
 Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be assessed at any time and from time to time.

                                   SCHEDULE C

The Offer shall permit a Shareholder who holds Common Shares indirectly through a holding company ("Holdco") to accept the Offer by depositing all of the shares of the Holdco to the Offer for a consideration equal to the consideration such Shareholder would have been entitled to receive had the Common Shares owned by such Holdco been deposited directly under the Offer, provided that the Holdco Alternative will only be available if the following terms and conditions are satisfied:

             - the Holdco is resident in Canada and is a taxable Canadian corporation for purposes of the Income Tax Act (Canada);

             - the Holdco is a single purpose corporation that has no active business, has not held and does not hold any assets other than Shares and has no liabilities whatsoever (other than immaterial liabilities not in excess of $5,000 for which full cash provision has been made);

             - the Holdco has been incorporated under the laws of the Province of Ontario on or after December 30, 2002;

             - the conditions to the Offer shall have been satisfied or waived;

             - the Holdco shall have been the legal and beneficial owner of the Shares on or before April 1, 2003, or such later date as the Offeror may determine, in its sole discretion;

             - the Shareholder must advise the Depositary of its intention to participate in the Holdco Alternative, in writing, no later than 10 business days prior to the initial Expiry Time, and must enter into a share purchase agreement (a "SHARE PURCHASE AGREEMENT") no later than 5 business days prior to the initial Expiry Time in a form satisfactory to the Offeror pursuant to which such Shareholder shall provide the Offeror with representations, warranties and covenants providing comprehensive protection to the Offeror in respect of the period prior to closing including a representation and warranty that Holdco has no assets other than the Shares and has no liabilities whatsoever (other than immaterial liabilities not in excess of $5,000 for which full cash provision has been made), and containing the requirement for the seller of the Holdco Shares (the "Holdco Seller") to arrange for the provision of a legal opinion satisfactory to the Offeror, acting reasonably, in connection with the purchase and sale of such Holdco Shares. The Share Purchase Agreement will also include a comprehensive indemnity in favour of the Offeror from the Holdco Seller and the ultimate principal investor of the Holdco Seller in respect of breaches of representations and warranties and any liabilities of Holdco relating to any matter occurring on or before, or relating to a time before, the Expiry Time and will require the Holdco Seller to pay the Offeror's out-of-pocket expenses incurred in connection with its diligence and any other costs in relation to the election of the Holdco Alternative by the Holdco Seller to a maximum of $25,000. Failure of a Shareholder to properly notify the Depository of its intention to participate in the Holdco

                  Alternative or to properly enter into a Share Purchase Agreement within the time deadlines set forth above will disentitle such Shareholder to participate in the Holdco Alternative;

             - access to all of the Books and Records of Holdco have been provided on or before 8 business days prior to the initial Expiry Time and the Offeror and its counsel shall have completed due diligence regarding the business and affairs of Holdco to ensure that Holdco is capable of providing the representations and warranties and performing the covenants to be contained in the Share Purchase Agreement above with results satisfactory to the Offeror, acting reasonably;

             - where there is more than one shareholder of Holdco, all such shareholders shall have elected to avail themselves of the Holdco Alternative with respect to all of their Holdco Shares; and

             - the Offeror determines, in its sole discretion, that the purchase of the Holdco Shares would not have a material adverse consequence (whether tax or otherwise) to the Offeror.

The purchase and sale of the Holdco Shares will be executed in escrow no more than two business days prior to the Expiry Time and become effective at the time at which the Offeror takes up and pays for all of the Shares deposited under the Offer. Offeror will pay for the Holdco Shares as soon as practicable, and in any event, no more than three business days following the take-up of the Shares.